Exhibit 99.1

The Inventure Group, Inc. Reports Second Quarter 2009 Results

Net Income Up 43.6% on Sixth Straight Quarter of Year-Over-Year Earnings Growth

PHOENIX, Ariz. - July 23, 2009 — The Inventure Group, Inc. (NASDAQ: SNAK), a leading specialty snack food manufacturer, today reported financial results for the second quarter ended June 27, 2009, highlighted by double-digit increases in revenue and earnings along with growth in both its Snack and Rader Farms divisions.

2Q 2009 Financial Results Overview

Inventure generated net revenue of $33.4 million for the second quarter of 2009, up $4.2 million, or 14.3% compared to $29.2 million for the same period in 2008.

The Snack Division contributed net revenues of $21.7 million, up 13.5% versus the same period last year. The company attributed the increase in net revenue in the Snack Division to higher year-over-year product sales across the majority of its products including Boulder Canyon™ Natural Foods (up 25.7%), T.G.I. Friday’s®(up 3.5%), BURGER KING™(up 45.9%) and Private Label (up 155%). These increases were partially offset by a year-over-year decline in sales at the Poore Brothers® brand.

In the Rader Farms division, net revenues were $11.7 million, an increase of 15.7% over last year. The Rader division continues to outperform the market in the frozen fruit category.

Operating income in the second quarter was $1.96 million or 5.9% of net revenue, an increase of 46.7% compared to $1.34 million or 4.6% of net revenue for the same period in 2008.

Net income in the second quarter was $1.03 million up 43.6% compared to $0.72 million for the same period in 2008. Diluted earnings per share were $0.06, an increase of 50% compared to $0.04 in the same quarter of 2008.

Gross margin grew to 19% of net sales in the current quarter, compared with 18.1% of net sales in the prior year period, reflecting an improvement in product mix toward higher margin products.

Selling, general and administrative (SG&A) expenses in the second quarter decreased to 13.1% of net sales versus 13.6% of net sales in the same period last year as a result of the higher sales volume and continued costs controls.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the second quarter was $2.8 million or 8.4% of net revenue, an increase of 40.3 % vs. last year. A table reconciling EBITDA to net income is presented at the end of the condensed consolidated financial statements included in this release.

Total debt was down $3.6 million vs. the fiscal year ending balance at 2008.

First Half 2009 Revenue, EPS and EBITDA

Through the first six months of 2009, Inventure reported net sales of $63.1 million compared to net sales of $55.4 million for the first six months of 2008, an increase of 13.9% compared to the same period in 2008. Net earnings per diluted share for the first half of 2009 were $0.10 versus $0.06 during the same period in 2008, reflecting a gain of 67%. EBITDA for the first half was $5.2 million, an increase of 33% vs. last year.

Management Commentary & Future Outlook

“We are excited to report our sixth consecutive quarter of year over year earnings growth,” said Terry McDaniel, President and CEO of the Inventure Group. “Both of our businesses achieved double-digit revenue growth, and we are well positioned to continue this momentum moving into the second half of the year. In addition to our strong top line, Inventure’s relentless focus on enhancing operational efficiencies continues to drive favorable gross margin expansion as we have decreased plant cost per pound versus the same period last year. This effort also protects us against potential commodity cost increases.  Even with a double-digit sales increase, we managed to keep our SG&A costs as a percent of Net Revenue below last years’ costs. From a balance sheet perspective, we reduced debt levels while continuing to invest in capital improvements.”

“In our Healthy/Natural category, Boulder Canyon continues to gain momentum as we exploit our distribution gains across the nation and increase sales of our new rice and beans product,” said McDaniel. “Despite the poor economic conditions and a softening in the category, Rader Farms net revenues were up 15.7% year-over-year in the second quarter, and our Healthy/Natural category was up 20.6%.  This category, encompassing 45% of total net revenue, has solid long-term growth potential based on the level of interest we are seeing in our portfolio of products.  That being said, meeting our sales goals in the Rader Farms smoothie line has provided its share of challenges and we are adjusting our marketing plans accordingly.”

“Sales of our BURGER KING™ and Private Label products remain strong and we increased revenues of T.G.I. Friday’s® for the second quarter in a row, an indication of our success in introducing new items as well as introducing these products into the dollar store channel,” said McDaniel.

McDaniel concluded, “We believe that our strong innovative brands, expanding licensing opportunities, growing private label business and unique manufacturing capabilities provide a solid basis for delivering consistent, profitable growth.”

Conference Call

Inventure executive management will host a conference call today at 4 p.m. EDT to discuss the Company’s results and comment on its outlook for 2009.  To participate in the conference call, please call toll-free (877) 874-1569 or (719) 325-4815 for international callers, approximately five minutes prior to the indicated start time.

A webcast of the call will also be available by accessing www.inventuregroup.net and clicking on the Investors link. The webcast will be available for one year following the conference call.

About The Inventure Group, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, The Inventure Group is a marketer and manufacturer of Intensely Different™ specialty brands in indulgent and better-for-you food categories under a variety of Company owned or licensed brand names, including T.G.I. Friday’s®, BURGER KING™, Rader Farms®, Boulder Canyon™ Natural Foods, Poore Brothers®, Tato Skins® and Bob’s Texas Style®. For further information about The Inventure Group or this release, please contact Steve Weinberger, Chief Financial Officer, at (623) 932-6200, or logon to http://www.inventuregroup.net.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, deteriorating economic conditions, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

THE INVENTURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended		Six Months Ended
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenue	$33,419,531	$29,248,655	$63,138,365	$55,419,730
Cost of revenue	27,069,402	23,946,832	50,693,891	45,043,172
Gross profit	6,350,129	5,301,823	12,444,474	10,376,558
Selling, general & administrative expenses	4,390,600	3,965,677	8,866,301	7,781,332
Operating income	1,959,529	1,336,146	3,578,173	2,595,226
Interest expense, net	235,898	128,326	413,952	681,237

Income before income taxes	1,723,631	1,207,820	3,164,221	1,913,989
Income tax provision	686,253	485,280	1,239,678	780,152

Net income	$1,037,378	$722,540	$1,924,543	$1,133,837

Earnings per common share:
Basic	$0.06	$0.04	$0.11	$0.06
Diluted	$0.06	$0.04	$0.10	$0.06
Weighted average number of common shares:
Basic	17,796,266	18,840,415	18,024,326	18,840,582
Diluted	17,866,908	18,840,415	18,530,386	18,840,582

THE INVENTURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 27, 2009	June 28, 2008
	(unaudited)	(unaudited)
Current assets	$29,837,664	$23,030,778
Property and equipment, net	24,195,964	24,265,474
Other assets, net	14,665,679	14,703,992
Total assets	$68,699,307	$62,000,244

Line of credit	$5,150,946	$5,013,320
Other current liabilities	18,976,677	14,379,647
Long-term debt	10,639,234	11,847,994
Other long-term liabilities	2,993,069	1,668,857
Total liabilities	37,759,926	32,909,818
Shareholders’ equity	31,410,576	32,072,732
Treasury stock, at cost	(471,195)	(2,982,306)
Total liabilities and shareholders’ equity	$68,699,307	$62,000,244

THE INVENTURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

RECONCILIATION

(unaudited)

	Quarter Ended		Six Months Ended
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008

Reconciliation — EBITDA (1):
Reported net income	$1,037,378	$722,540	$1,924,593	$1,133,837
Add back: Interest, net	235,898	128,326	413,952	681,237
Add back: Income tax expense	686,253	485,280	1,239,678	780,152
Add back: Depreciation	816,788	648,083	1,622,491	1,339,521
Add back: Amortization of intangible assets	15,610	5,685	31,221	7,580
EBITDA	$2,791,927	$1,989,914	$5,231,935	$3,942,327

(1)  EBITDA is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies.